Filed Pursuant to Rule 424(b)(3)
Registration Number 333-131757
$350,000,000
NII HOLDINGS, INC.
2.75% Convertible Notes due 2025 and
Shares of Common Stock Issuable Upon Conversion Thereof
Prospectus Supplement No. 1 dated February 22, 2006
to the Prospectus dated February 10, 2006
       This prospectus supplement relates to an aggregate principal amount of $350.0 million 2.75% convertible notes due 2025 and the 6,988,450 shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with and may not be delivered or utilized without our prospectus dated February 10, 2006, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus. The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq National Market under the symbol “NIHD.”

      See “Risk Factors” beginning on page 4 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

      We will not receive any of proceeds from the sale of notes or common stock by the selling security holders. The selling security holders may sell the notes or common stock either directly or through underwriters, broker-dealers or agents and in one or more transactions at market prices prevailing at the time of sale or at negotiated prices.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

      The table below sets forth additional information concerning beneficial ownership of the notes, the shares of common stock issuable upon conversion of the notes, and supplements and amends the table appearing under “Selling Security Holders” beginning on page 53 of the prospectus. To the extent that a selling security holder is listed in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling security holder updates and amends the information in the prospectus.

					Common Stock Owned
					Upon Completion
	Principal Amount		Shares of		of the Offering
	of Notes		Common Stock	Conversion
	Beneficially	Percentage	Beneficially	Shares of	Number
	Owned	of Notes	Owned Prior to	Common Stock	of
Name of Beneficial Owner	and Offered	Outstanding	the Offering(1)	Offered(2)	Shares	Percentage(3)

Aloha Airlines Non-Pilots Pension Trust	$105,000	*	—	2,096	—	—
American Beacon Funds	$700,000	*	—	13,976	—	—
Aristeia International Limited	$25,520,000	7.29%	—	509,557	—	—
Aristeia Partners LP (formerly Aristeia Trading LLC)	$3,480,000	*	—	69,485	—	—
Arkansas PERS	$1,765,000	*	—	35,241	—	—
Arkansas Teacher Retirement	$5,660,000	1.62%	—	113,013	—	—
Asante Health Systems	$138,000	*	—	2,755	—	—
Astrazeneca Holdings Pension	$400,000	*	—	7,986	—	—
Attorney’s Title Insurance Fund	$210,000	*	—	4,193	—	—
B.C. McCabe Foundation	$135,000	*	—	2,695	—	—
Baptist Health of South Florida	$875,000	*	—	17,471	—	—
Boilermakers Blacksmith Pension Trust	$2,450,000	*	—	48,919	—	—
C & H Sugar Company, Inc.	$100,000	*	—	1,996	—	—
CALAMOS® Global Growth & Income Fund — Calamos Investment Trust	$2,500,000	*	—	49,917	—	—
CALAMOS® Growth & Income Fund — CALAMOS® Investment Trust	$63,500,000	18.14%	—	1,267,904	—	—
CALAMOS® Growth & Income Portfolio — CALAMOS® Advisors Trust	$425,000	*	—	8,485	—	—
Citadel Equity Fund, Ltd	$20,000,000	5.71%	—	399,340	—	—
City of Shreveport (LA) Employees Retirement System	$120,000	*	—	2,396	—	—
Commissioners of the Land Office	$975,000	*	—	19,467	—	—
Convertible Securities Fund	$40,000	*	—	798	—	—
CQS Convertible and Quantitative Strategies Master Fund Limited	$33,000,000	9.43%	—	658,911	—	—
D. E. Shaw Valence Portfolios, L.L.C	$7,500,000	2.14%	—	149,752	—	—
Delaware PERS	$1,916,000	*	—	38,256	—	—
Delta Airlines Master Trust	$795,000	*	—	15,873	—	—
Duke Endowment	$240,000	*	—	4,792	—	—
Duma Master Fund, L.P.	$2,500,000	*	—	49,917	—	—
Engineers Joint Pension Plan	$385,000	*	—	7,687	—	—
FPL Group Employees Pension Plan	$665,000	*	—	13,278	—	—
Government of Singapore Investment Corporation Pte Ltd.	$30,250,000	8.64%	610,648	604,001	610,648	*
Grace Convertible Arbitrage Fund, Ltd.	$4,000,000	1.14%	—	79,868	—	—
Hallmark Convertible Securities Fund	$100,000	*	—	1,996	—	—
ICI American Holdings Trust	$400,000	*	—	7,986	—	—
Innovest Finanzdiens	$900,000	*	—	17,970	—	—
INOVA Health Care Services	$200,000	*	—	3,993	—	—
INOVA Health System Retirement Plan	$55,000	*	—	1,098	—	—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Services c/o Quattro Fund (formerly Institutional Benchmarks Master Fund c/o Quattro Fund)	$900,000	*	—	17,970	—	—
International Truck & Engine Corp Non Contributory Retirement Plan Trust	$675,000	*	—	13,477	—	—
International Truck & Engine Corp Retirement Plan for Salaried Employee’s Trust	$525,000	*	—	10,482	—	—

					Common Stock Owned
					Upon Completion
	Principal Amount		Shares of		of the Offering
	of Notes		Common Stock	Conversion
	Beneficially	Percentage	Beneficially	Shares of	Number
	Owned	of Notes	Owned Prior to	Common Stock	of
Name of Beneficial Owner	and Offered	Outstanding	the Offering(1)	Offered(2)	Shares	Percentage(3)

KBC Financial Products USA, Inc.	$500,000	*	—	9,983	—	—
KeySpan Foundation	$35,000	*	—	698	—	—
KeySpan Insurance Company	$70,000	*	—	1,397	—	—
Lord Abbett Investment Trust — LA Convertible Fund	$3,070,000	*	—	61,298	—	—
Mackay Shields LLC as Investment Advisor to AFTRA Health Fund	$545,000	*	—	10,882	—	—
Mackay Shields LLC as Investment Advisor to Mainstay Convertible Fund	$10,470,000	2.99%	—	209,054	—	—
Mackay Shields LLC as Investment Advisor to Mainstay VP Convertible Fund	$7,335,000	2.10%	—	146,457	—	—
Mackay Shields LLC as Investment Advisor to New York Life Insurance Co (Post 82)	$8,065,000	2.30%	—	161,033	—	—
Mackay Shields LLC as Investment Advisor to New York Life Insurance Co (Pre 82)	$3,590,000	1.03%	—	71,681	—	—
Mackay Shields LLC as Investment Advisor to New York Life Separate A/C 7	$220,000	*	—	4,392	—	—
Mackay Shields LLC as Investment Advisor to United Overseas Bank (SGD)	$115,000	*	—	2,296	—	—
Mackay Shields LLC as Investment Advisor to United Overseas Bank (USD)	$100,000	*	—	1,996	—	—
Municipal Employees Benefit Trust	$285,000	*	—	5,690	—	—
National Fuel & Gas Company Retirement Plan	$100,000	*	—	1,996	—	—
Nations Convertible Securities Fund	$7,460,000	2.13%	—	148,953	—	—
Nicholas Applegate Capital Management U.S. Convertible	$480,000	*	—	9,584	—	—
Nuveen Preferred & Convertible Fund JQC	$9,000,000	2.57%	—	179,703	—	—
Nuveen Preferred & Convertible Income Fund JPC	$6,500,000	1.86%	—	129,785	—	—
OCLC Online Computer Library Center, Inc.	$55,000	*	—	1,098	—	—
Online Computer Library Center Inc.	$55,000	*	—	1,098	—	—
OZ Master Fund, Ltd.	$12,300,000	3.51%	—	245,594	—	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	$650,000	*	—	12,978	—	—
Pension, Hospitalization Benefit Plan of the Electrical Ind. Plan	$600,000	*	—	11,980	—	—
Philadelphia Board of Pensions	$675,000	*	—	13,477	—	—
Prudential Insurance Co. of America	$100,000	*	—	1,996	—	—
Quattro Fund Ltd.	$17,800,000	5.09%	—	355,412	—	—
Quattro Multistrategy Masterfund LP	$1,025,000	*	—	20,466	—	—
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	$10,000,000	2.86%	—	199,670	—	—
RCG Latitude Master Fund, Ltd.	$5,000,000	1.43%	—	99,835	—	—
Salomon Brothers Asset Management, Inc.	$18,450,000	5.27%	—	368,391	—	—
San Diego City Retirement	$1,135,000	*	—	22,662	—	—
San Diego County Convertible	$1,545,000	*	—	30,849	—	—
Southern Farm Bureau Life Insurance	$910,000	*	—	18,169	—	—
State of Oregon — Equity	$5,060,000	1.45%	—	101,033	—	—
SuttonBrook Capital Portolio LP	$4,000,000	1.14%	—	79,868	—	—
Syngenta AG	$285,000	*	—	5,690	—	—

					Common Stock Owned
					Upon Completion
	Principal Amount		Shares of		of the Offering
	of Notes		Common Stock	Conversion
	Beneficially	Percentage	Beneficially	Shares of	Number
	Owned	of Notes	Owned Prior to	Common Stock	of
Name of Beneficial Owner	and Offered	Outstanding	the Offering(1)	Offered(2)	Shares	Percentage(3)

Tempo Master Fund LP	$25,000,000	7.14%	—	499,175	—	—
Total Fina Elf Finance USA, Inc.	$300,000	*	—	5,990	—	—
UBS AG London F/ B/ O HFS	$5,000,000	1.43%	—	99,835	—	—
Vermont Mutual Insurance Company	$220,000	*	—	4,392	—	—
Vicis Capital Master Fund	$10,000,000	2.86%	—	199,670	—	—
Wyoming State Treasurer	$965,000	*	—	19,268	—	—
All Other Holders of Notes or Future Transferees from Such Holders	(4)	(4)	(4)	(4)	(4)	(4)

*	Less than 1%.

(1)	Shares in this column do not include shares of common stock issuable upon conversion of the notes listed in the column to the right.

(2)	Assumes conversion of all of the holder’s notes at the current conversion rate of 19.967 shares of common stock per $1,000 principal amount of the notes, not including fractional shares for which we will pay cash as described under “Description of Notes — Conversion of Notes.” However, this conversion rate is subject to adjustment as described under “Description of Notes — Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated based on 152,147,641 shares of our common stock outstanding as of February 6, 2006.

(4)	Information about additional selling security holders will be set forth in prospectus supplements or amendments to the registration statement of which this prospectus is a part, if required.